Exhibit 11

                         Earnings Per Share Calculation

As a result of the 3 for 2 stock split to be distributed on March 28, 1997, per share amounts for the 1996 and prior years have been restated to reflect the weighted average number of shares of common stock outstanding, increased by shares issued for the stock split. The per share amounts in 1996 are calculated as though the stock split occurred on the first day of the year.

                                                Dec. 28, 1996       Dec. 30, 1995       Dec. 31, 1994
                                                -------------       -------------       -------------

 BASIC EARNINGS PER SHARE CALCULATION
 ------------------------------------

Earnings:
 Net Income (Loss)                                $5,890,000          $3,124,000         ($  355,000)
                                                   ==========          ==========         ===========

  Shares:
     Weighted average number of common
       shares outstanding                           5,445,122           5,525,373           5,517,327
                                                    =========           =========           =========

  Net Income (Loss) Per Common Share                    $1.08               $0.57              ($0.07)
                                                        =====               =====              ======


PRIMARY EARNINGS PER SHARE CALCULATION
--------------------------------------

  Earnings:
  Net Income (Loss)                                $5,890,000          $3,124,000           ($355,000)
                                                   ==========          ==========           =========

  Shares:
    Weighted average number of common
      shares outstanding                            5,445,122           5,525,373           5,517,327
    Assuming exercise of options reduced by
      the number of shares which could have
      been purchased with the proceeds from
      exercise of such options                        113,557              11,891                   0
    Weighted average number of common               ---------           ---------           ---------
      shares and dilutive common share
      equivalents outstanding                       5,558,679           5,537,264           5,517,327
                                                    =========           =========           =========

  Net  Income (Loss) Per Common Share                   $1.06               $0.57              ($0.07)
                                                        =====               =====              ======

